Exhibit 10.1

co-diagnostics, inc.
CHANGE-IN-CONTROL Severance Plan

CO-DIAGNOSTICS, INC.
CHANGE-IN-CONTROL SEVERANCE PLAN

TABLE OF CONTENTS

CO-DIAGNOSTICS, INC.
CHANGE-IN-CONTROL SEVERANCE PLAN

SECTION 1 - INTRODUCTION

This Co-Diagnostics, Inc. Change-in-Control Severance Plan (the “Plan”) is effective for the benefit of Co-Diagnostics, Inc. (the “Company”), its affiliates and its shareholders. The Plan is an unfunded employee welfare benefit plan under the Employee Retirement Income Security Act (ERISA) that provides severance benefits to a select group of management or highly compensated employees in the event that an Employee’s employment with the Company or an affiliate is terminated due to a Change in Control.

The Plan replaces and supersedes all change-in-control severance agreements, obligations, plans, policies and/or practices of the Employer covering any Employee prior to the date the Employee becomes a Participant as described in Section 3 below, except that the Plan shall not replace or supersede the change-in-control terms of any equity plan or equity award agreement between the Employer and the Employee.

SECTION 2 - DEFINITIONS

Award Notice. “Award Notice” means the notice and agreement for each eligible Employee participating in this Plan.

Cause. “Cause” means: (i) the Employee’s engagement in willful gross misconduct or willful gross negligence in the course of carrying out his or her or their duties that results in material economic or reputational harm to the Company; (ii) the Employee’s indictment for, conviction of, or plea of guilty or nolo contendere to a felony or any crime involving fraud, embezzlement or any willful act of moral turpitude, or (iii) the Employee’s engagement in any material act of dishonesty, fraud, embezzlement or misrepresentation in relation to the Employee’s duties to the Company which act is materially and demonstrably injurious to the Company. Termination of the Employee’s employment shall not be deemed to be for Cause unless the Employee has had a reasonable opportunity, together with counsel to respond to all relevant allegations upon which a contemplated termination for Cause is based.

Change in Control. “Change in Control” means (a) any consolidation or merger in which the Company is a constituent entity or is a party in which the voting stock and other voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger represent, or are converted into, securities of the surviving entity of such consolidation or merger (or of any parent of such surviving entity) that, immediately after the consummation of such consolidation or merger, together possess less than fifty percent (50%) of the total voting power of all voting securities of such surviving entity (or of any of its parents, if any) that are outstanding immediately after the consummation of such consolidation or merger; (b) a sale or other transfer by the holders thereof of outstanding voting stock and/or other voting securities of the Company possessing more than fifty percent (50%) of the total voting power of all outstanding voting securities of the Company, whether in one transaction or in a series of related transactions, pursuant to an agreement or agreements to which the Company is a party and that has been approved by the Board of Directors of the Company, and pursuant to which such outstanding voting securities are sold or transferred to a single person or entity, to one or more persons or entities who are affiliates of each other, or to one or more persons or entities acting in concert; or (c) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company and/or any subsidiary or subsidiaries of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, (or, if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Company), except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned Subsidiaries of the Company.

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Committee. “Committee” means the Compensation Committee of the Board of Directors of the Company and any successor thereto. The Committee shall be the “plan administrator” for purposes of section 3(16) of ERISA.

Disability. “Disability” means that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Employee. An “Employee” means any management or highly compensated employee of the Employer (or group or class of such employees) designated by the Committee as an Employee for purposes of this Plan and listed on any Award Notice.

Employer. The “Employer” means, collectively, the Company and any affiliate that employs an Employee.

Employment Termination. “Employment Termination” shall have the meaning ascribed to that term in Section 3 of the Plan.

Good Reason. “Good Reason” means any of the following occurring without the Employee’s prior written consent: (i) a material reduction in the Employee’s job responsibilities, provided that neither a mere change in title alone nor reassignment following a change in control of the Employer to a position that is substantially similar in scope and responsibility (relative to the business conducted by the Employer) to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities, and provided further that to the extent that the Employee does not have precisely the same authority or responsibilities following the change in control does not automatically constitute a material reduction in job responsibilities; (ii) relocation by the Employer of the Employee’s work site to a facility or location more than thirty (30) miles from the Employee’s principal work site for the Employer prior to such relocation; (iii) a reduction in the Employee’s then-current base salary; provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; or (iv) a material breach by the Employer of any of its obligations under this Plan or any written agreement or covenant with the Employee. Notwithstanding the foregoing, a condition will not be considered “Good Reason” unless the Employee gives the Employer written notice of the condition within thirty (30) days after the condition comes into existence and the Employer fails to remedy the condition within thirty (30) days after receiving the Employee’s written notice. To resign for Good Reason, the Employee must resign within twelve (12) months after one of the foregoing conditions has come into existence without the Employee’s consent and has not been remedied by the Employer within its thirty (30) -day remedy deadline.

Participant. “Participant” shall have the meaning ascribed to that term in Section 3 of the Plan.

Severance Multiplier. The “Severance Multiplier” means the severance multiplier specified in the Award Notice applicable to an Employee.

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SECTION 3 - ELIGIBILITY FOR SEVERANCE

An Employee will become a “Participant” eligible for severance and other benefits under the Plan if: (a) the Employee has had a termination that qualifies as an “Employment Termination” (as defined below); (b) the Employee is not a party to a change-in-control severance agreement with the Employer that provides for severance, termination or other benefits for the same Employment Termination; (c) the Employee has returned all property of the Company and its affiliates; (d) the Employee has signed and returned to the Employer a reasonable and customary separation agreement of the type that are ordinarily entered into in similar situations, in a form acceptable to the Employer, in its sole discretion, which separation agreement may include a requirement for the Employee to remain in the employ or service of the Company for a reasonable period of time after completion of the Change in Control transaction to assist in any transition activities for which Employee’s services would be required, on or before the deadline communicated to the Employee, which deadline shall provide sufficient time for Employee to engage legal counsel to review such separation agreement; and (e) any revocation period described in such separation agreement has expired.

An Employee will no longer be a Participant once all severance benefits have been provided to such Employee under the Plan.

Employment Termination

An Employment Termination for purposes of severance benefit eligibility shall be, from and after the date of a Change in Control until the 24-month anniversary of the Change in Control, the Employee’s (i) involuntary employment termination by the Employer without Cause (other than for death or Disability), or (ii) voluntary resignation for Good Reason. An Employee’s employment termination for any other reason is not a qualifying Employment Termination under the Plan.

SECTION 4 - AMOUNT OF SEVERANCE PAY AND OTHER BENEFITS

Upon an Employment Termination, a Participant will be entitled to a severance benefit equal to the Employee’s Severance Multiplier in the Employee’s Award Notice times the sum of: (i) the Employee’s annual base salary in effect when the Employment Termination occurs (but disregarding any decrease thereof that constituted “Good Reason”); and (ii) the greater of (x) the target bonus opportunity under the Employee’s applicable annual bonus plan for the fiscal year in which the Employment Termination occurs (but disregarding any decrease thereof that constituted “Good Reason”) and (y) the average of the three highest actual annual cash bonuses paid to Participant over the five preceding completed years (provided, however, that if Participant has not been employed for at least three years in which an annual cash bonus was actually paid, such calculation will take the average of each of the years Participant was employed by Employer). For avoidance of doubt, clause (ii) of this Section 4 shall exclude any long-term incentive compensation for which the Employee is eligible.

Offsets. The Employer has the right to reduce the Employee’s severance pay by any amounts owed by the Employee to the Employer. In addition, if an Employee becomes entitled to or receives any severance, termination or notice payments under any Federal, State or other law (for example, any WARN law, but excluding state unemployment compensation benefits) or otherwise, the Employee’s severance pay under the Plan will be reduced by the amount of such other payments paid or payable.

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SECTION 5 - WHEN SEVERANCE PAY WILL BE PAID

Severance pay under the Plan will be paid to the Employee in a lump sum as soon as practicable (generally, within two pay periods) after the Employee signs the required separation agreement and any revocation period under such separation agreement has expired, subject to the limitations under Section 6.H. below.

SECTION 6 - MISCELLANEOUS PROVISIONS

A.	Amendment and Termination. The Company reserves the right, in its sole discretion, to amend or terminate the Plan, in whole or in part, at any time and for any reason; provided that no amendment or termination may materially and adversely alter or impair an Employee’s rights or benefits under this Plan without the written consent of the Employee.

B.	Severability. If any of the Plan’s provisions are found to be unlawful, such finding will not affect the Plan’s other provisions unless such finding makes impossible or impracticable the Plan’s functioning, in which case appropriate provisions will be adopted so that the Plan may continue to function.

C.	Incompetency. If the Committee finds that a Participant is unable to care for his/her affairs, and a claim for Plan benefits has not been made by a duly appointed legal representative, such benefits may be paid in any manner the Committee determines, and such payment will be a complete discharge of liability for Plan benefits to which such Participant was entitled.

D.	Not an Employment Contract. Nothing contained in this Plan is intended to create any liability of the Employer to retain any Employee in its service. All Employees remain subject to termination as if the Plan had not been established.

E.	Financing. Severance benefits payable under the Plan will be paid out of the general assets of the Employer. No Participant’s right to receive payments under the Plan will be secured by any assets of the Company or its affiliates.

F.	Nontransferability. A Participant has no right to assign or otherwise dispose of any interest under the Plan, nor may any right be assigned or transferred by operation of law.

G.	Legally-Required Withholdings. Benefits under the Plan will be subject to all legally-required withholdings, including tax withholdings.

H.	409A Limitation. The Plan is intended to qualify as an involuntary separation arrangement that is exempt from section 409A of the Internal Revenue Code (“Section 409A”). Specifically, any benefits paid within the Applicable 2-1/2 Month Period (as defined below) are intended to constitute separate payments (for purposes of Treasury Regulation § 1.409A-2(b)(2)) that are exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Treasury Regulation § 1.409A-1(b)(4). To the extent that any benefits do not qualify for the foregoing exemptions, such benefits are intended to be exempt from section 409A under the “involuntary separation pay plan” exception set forth in Treasury Regulation § 1.409A-1(b)(9)(iii), up to the maximum extent permitted by said provision (generally, two times the lesser of the Employee’s annualized compensation or the compensation limit then in effect under section 401(a)(17) of the Code). Benefits in excess of the maximum shall be delayed as necessary to avoid application of Section 409A (unless otherwise exempt). The term “Employment Termination” shall be interpreted to mean a “separation from service” as that term is defined under Section 409A to the extent necessary to qualify the arrangement as an involuntary separation arrangement. “Applicable 2-1/2 Month Period” means the period beginning upon the Employee’s Employment Termination and ending 2-1/2 months after the later of (i) the end of the calendar year in which the Employee’s Employment Termination occurred, or (ii) the end of the Employer’s fiscal year in which the Employee’s Employment Termination occurred.

I.	Governing Law. To the extent not preempted by federal law, this Plan shall be governed by and construed in accordance with the internal laws of the State of Utah, without giving effect to the conflicts of laws principles thereof.

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SECTION 7 - ADMINISTRATION

A.	Claim Procedure. An individual who believes he/she is eligible for benefits under the Plan, or believes he/she is eligible for benefits that are different from those being offered to the individual, may submit a written claim with the Committee. Any such claim must be submitted within 180 days after the employment termination upon which the claim is based, and any claim submitted after that period will be denied as untimely. The claim will be reviewed by one or more individuals appointed by the Committee to serve as the claim administrator under the Plan.

The claimant will be informed of the claim administrator’s decision regarding the claim within 90 days after it is filed. Under special circumstances, the claim administrator may require an additional period of not more than 90 days to review a claim. If this occurs, the claimant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim. If a claimant is not notified within the 90-day period (or 180-day period, if so extended), the claimant may consider the claim to be denied.

If a claim is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial, the Plan provision(s) on which the decision was based, what additional material or information is relevant to the case and what procedure the claimant should follow to get the claim reviewed again. The claimant then has 60 days to appeal the decision to the Committee. The appeal must be submitted in writing to the Committee. A claimant may request to review pertinent documents and may submit a written statement of issues and comments.

A decision as to a claimant’s appeal will be made within 60 days after the appeal is received. Under special circumstances, the Committee may require an additional period of not more than 60 days to review an appeal. If this occurs, the claimant will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received.

If a claimant’s appeal is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial and the Plan provision(s) on which the decision was based. The Committee’s decision on an appeal will be final and binding on all parties and persons affected. If a claimant is not notified within the 60-day (or 120-day, if so extended) period, the claimant may consider the appeal to be denied.

The claim procedure in the Plan, including appeals, must be fully exhausted and a final determination made by the Committee before a claimant may file a lawsuit based on a denial of Plan benefits. Any lawsuit for Plan benefits must be filed within one year after the Committee’s final determination of the claim for benefits.

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B.	Plan Interpretations and Benefit Determinations. The Plan is administered and operated by the Committee who has complete authority and sole discretion to interpret the Plan’s terms (and any related documents), and to determine eligibility for, and amounts of, benefits under the Plan. All such interpretations and determinations (including factual determinations) by the Committee will be final and binding upon affected parties.

The Committee may, subject to limitations under applicable law or securities exchange rules, delegate such powers and duties as are deemed desirable to the Chief Executive Officer or one or more other individuals, in which case every reference made to the Committee will be deemed to mean or include such individuals as to matters within their jurisdiction.

If any individual to whom authority has been delegated hereunder shall also be an Employee in the Plan, the individual shall have no authority with respect to any matter specially affecting his or her individual interest in the Plan.

C.	Miscellaneous.

●	THE PLAN’S SPONSOR:

Co-Diagnostics, Inc.
2401 S. Foothill Drive
Salt Lake city, UT 84109

●	AGENT FOR SERVICE OF LEGAL PROCESS:

Kevin Ontiveros, General Counsel
Co-Diagnostics, Inc.
2401 S. Foothill Drive
Salt Lake City, UT 84109
k.ontiveros@co-dx.com

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co-diagnostics, inc.
CHANGE-IN-CONTROL Severance Plan

award notice

This CHANGE-IN-CONTROL SEVERANCE AWARD NOTICE (the “Notice”) is made this ____ day of ________, 201[__] between Co-Diagnostics, Inc. (the “Company”) _____and _____ (the “Employee”).

Employee Name	Severance Multiplier

By signing below, the Participant agrees to be bound by the terms of the Plan.

CO-DIAGNOSTICS, INC.	ACKNOWLEDGEMENT

By:

Name:
[Participant Name]
Title:

Date:

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